Exhibit 10.30

Director Compensation Policy

                The Board of Directors of BioHorizons, Inc. (the “Company”) has approved the following Director Compensation Policy (this “Policy”) which establishes compensation to be paid to each director who qualifies as an independent director under the applicable rules and regulations of the NASDAQ Stock Market (an “independent director”), effective as of the closing of the Company’s initial public offering of common stock (the “Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors (the “Board”).

                All stock options issued under this Policy will be granted pursuant to the Company’s 2010 Employee, Director and Consultant Stock Plan, as amended and restated from time to time (the “2010 Stock Plan”), and form of nonqualified stock option agreement. All stock options will (i) be granted with an exercise price equal to the Fair Market Value (as defined in the Company’s 2010 Stock Plan) of the Company’s common stock on the date of grant, (ii) vest over a three-year period in equal one-third installments on the anniversary of the date of grant and (iii) become vested immediately upon a Change of Control (as defined in the Company’s 2010 Stock Plan).  All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

New Board Members

•                  On the date of his or her initial appointment or election to the Board, each independent director shall automatically and without any further action required by the Board be granted a nonqualified stock option to purchase 15,000 shares of the Company’s common stock.

•                  Upon initial election or appointment to the Board, each independent director shall be paid quarterly in arrears over the first year of service a cash payment of $10,000.

Continuing Compensation

•                  On the date of each annual meeting of the Company’s stockholders commencing in 2011, each independent director holding his or her position for at least 6 months shall automatically and without any further action required by the Board be granted a nonqualified stock option to purchase 7,500 shares of the Company’s common stock; provided that if there has been no annual meeting of the Company’s stockholders held by the first day of the third fiscal quarter of the year, each independent director shall automatically and without any further action required by the Board be granted on the first day of the third fiscal quarter of such year such nonqualified stock option.

•                  Each independent director shall receive a cash payment of $2,000 per meeting for attendance in person at Board meetings.

•                  Each independent director shall receive a cash payment of $1,000 per telephonic meeting in which they participate.

Committee Compensation

•                  Each independent director shall receive an annual cash payment of $10,000 for serving as Chair of a Board committee.

•                  Each independent director that does not serve as Chair of a Board committee shall receive $1,500 for each Board committee meeting in which they participate.

Payment Terms for All Cash Fees

•                  Cash payments payable to independent directors under this Policy shall be paid quarterly in arrears as of the last day of each fiscal quarter. For any portion of a fiscal year in which the Effective Time occurs, annual payments shall be pro rated beginning on the first day of the fiscal quarter in which the Effective Time occurs.

•                  If an independent director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service.

Expenses

•                  Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each independent director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board, committees thereof or in connection with other Board related business.

Amendments

•                  The Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.